Exhibit 10.1

December 30, 2010

Standen USA, Inc.
170 West Road, Unit #9
Portsmouth, New Hampshire 03801

Mr. Michael J. Ambrogi
[  ]

Dear Michael:

The purpose of this letter (this “Agreement”) is to acknowledge and set forth the terms and conditions of your employment with the Novocure Group.  Your formal employment relationship will be with Standen USA, Inc., a Delaware corporation (the “Company”) and a wholly owned subsidiary of Novocure Ltd., a Jersey Isle company (the “Parent”).  All references in Section 7 below to the Company shall be deemed to refer to and include the Parent, the Company and all other subsidiaries of the Parent (collectively, the “Novocure Group”).

1.Start Date.  The Company hereby employs you, and you hereby accept such employment, on the terms and conditions set forth in this Agreement, commencing on January 1, 2011(the “Start Date”).

2.Duties and Responsibilities.  While you are employed by the Company, you will have the title of Chief Operating Officer, and you will report to, and be subject to the direction and control of, the President and Chief Executive Officer of the Company (the “CEO”) as well as the Board of Directors of the Company (the “Board”).  You will have such duties and responsibilities as are commensurate with your position and such other duties and responsibilities as are from time to time assigned to you by the CEO.  While you are employed by the Company, you will devote your full business time, energy and skill to the performance of your duties and responsibilities hereunder; provided, that nothing in this Agreement shall prevent you from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation, charitable organization or other entity with the consent of the CEO or the Board, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, you will not engage in any activities that will conflict with the interests of the Company or unreasonably interfere with the conduct of your obligations under this Agreement.

3.Base Salary.  While you are employed by the Company, the Company will pay you a base salary at an initial rate of $325,000 per year.  Your base salary will bepaid in accordance with the usual payroll practices of the Company.

4.Discretionary Annual Bonus.  You will be eligible to receive a discretionary annual cash bonus of up to 50% of your base salary (the “Target Bonus”) for each year beginning with the calendar year ending December 31, 2011, that you are employed by the Company, payable during the first calendar quarter of the year following the year to which the bonus relates, subject to your continued employment through the payment date.  Such bonus will be subject to your successful achievement of performance goals set by the CEO or the Board, in

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their sole discretion, including, without limitation, goals based on the operating results of the Novocure Group or your individual performance.

5.Benefits and Fringes.

(a)General.  Except as otherwise provided herein and except as specifically provided in paragraph (b) below in respect of health benefits, while you are employed by the Company, you will be entitled to such benefits and fringes, if any, as are generally provided from time to time by the Company to its employees, subject to the satisfaction of any eligibility requirements.

(b)Health Benefits.  You and your family will receive medical and dental benefits paid by the Company to the medical and dental provider throughout the term of your employment or the Company shall reimburse you for the cost of obtaining the same.  The health and benefit plans described herein will be usual and customary for high quality companies within the industry.

(c)Vacation.  You will also be entitled to three (3) weeks of annual paid vacation in accordance with the Company’s vacation policies in effect from time to time, which may be taken at such times as you elect with due regard to the needs of the Company.

(d)Reimbursement of Business Expenses.  Upon presentation of appropriate documentation and subject to Section 11(c), you will be reimbursed in accordance with the Company’s expense reimbursement policy as in effect from time to time for all reasonable and necessary business expenses incurred in connection with the performance of your duties and responsibilities hereunder.

6.Termination of Employment.

(a)At all times, your employment with the Company is “at-will” which means that your employment with the Company may be terminated at any time by either you or the Company with or without “Cause.”  For purposes of this Agreement, “Cause” shall mean a determination by the Board that any of the following have occurred:  (i) your failure to perform one or more of your material duties and/or responsibilities to the Company that remains unremedied for ten (10) days after written notice to you; (ii) your failure to follow the lawful directives of the Company or the Board that remains unremedied for ten (10) days after written notice to you; (iii) your material violation of any Company policy, including any provision of a Code of Conduct or Code of Ethics adopted by the Company that remains unremedied if capable of being remedied for ten (10) days after written notice to you; (iv) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that in the reasonable judgment of the Board has caused or is reasonably expected to result in material injury to the Company; (v) your unauthorized use or disclosure of any proprietary information or trade secrets of the Parent or the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company that in the reasonable judgment of the Board has caused or is reasonably expected to result in material injury to the Company; (vi) your conviction of, or plea of guilty or “nolo contendere” to, a felony or misdemeanor (other

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than a traffic offense); (vii) your material breach of any of your obligations under any written agreement with the Parent or the Company that remains unremedied for ten (10) days after written notice to you; (viii) gross misconduct or gross negligence in the performance of your duties; or (ix) any other material misconduct or negligence in the performance of your duties that remains unremedied for ten (10) days after written notice to you.

(b)Subject to Sections 6(c) and 11(c), upon termination of your employment for any reason the Company will have no obligations under this Agreement other than to pay or provide you:  (w) any unpaid base salary through the date of termination, in a lump sum in cash within thirty (30) days after the date of termination; (x) payment in respect of your earned but unused vacation time through the date of termination (but not in excess of one year’s vacation time, ignoring any vacation carried over from prior years) in a lump sum in cash within thirty (30) days after the date of termination, (y) reimbursement for any unreimbursed expenses incurred through the date of termination, in a lump sum in cash within thirty (30) days after the date of termination; and (z) benefits in accordance with the terms of the applicable plans and programs of the Company.

(c)In addition to the payments and benefits set forth in Sections [4] and 6(b), upon a termination of your employment by (i) the Company other than (A) for Cause or (B) as a result of your death or Disability (as defined in the Plan) or (ii) by you for “Good Reason” (as defined below), then, subject to your timely execution of a release of claims in substantially the form attached hereto as Exhibit A (the “Release”) within twenty-one (21) days following the date of termination (or if required by applicable law based on the circumstances of the employment termination, within forty-five (45) days following the date of termination) and the expiration of the seven (7) day right of revocation with respect to the Release, the Company shall (I) continue to pay to you your base salary, payable in substantially equal installments through the Company’s normal payroll practices, without interest, commencing with the first payroll date after the date of termination and continuing until the earlier of (x) the date six (6) months following the date of termination and (y) the date on which you accept employment from a third party, and (II) provided you timely elect continuation coverage pursuant to Part 6 of Title I of ERISA (“COBRA”) and pay the full monthly premiums for COBRA coverage under the Company’s medical plan, the Company shall pay you an amount equal to the monthly premium for COBRA continuation coverage under the Company’s medical plan as in effect as of the date of termination with respect to the level of coverage in effect for you and your eligible dependents as of the date of termination, on a monthly basis on the first business day of the calendar month next following the calendar month in which the applicable COBRA premiums were paid by you, with respect to the period from the date of termination until the earlier of (x) the date six (6) months following the date of termination and (y) the date on which you accept employment from a third party, and (III) an additional portion of the Option shall automatically vest on the date of such termination in an amount equal to the portion of the Option that would have vested on the next scheduled Vesting Date but for the termination of your employment hereunder.  Subject to Section 11(c) of this Agreement, the payments described in this Section 6(c) will be paid or provided (or begin to be paid or provided) as soon as administratively practicable after the Release becomes irrevocable; provided, that with respect to any such amounts that constitute “nonqualified deferred compensation” subject to Section 409A of the Internal Revenue Code of

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1986, as amended (the “Code”), if the period during which you may consider and revoke the Release begins in one taxable year and ends in a second taxable year, such payment shall not commence until the second taxable year.

(d)For purposes of this Agreement, “Good Reason” shall mean that you have complied with the “Good Reason Process” following the occurrence of any of the following events:  (i) the Company’s material failure to make any required payment to you hereunder; (ii) the substantial diminution of your duties or responsibilities through no fault of your own; (iii) a reduction in your Base Salary or Target Bonus of more than 10%, unless such reduction is applied to all senior executives; or (iv) the Company’s willful breach of any of its material obligations under any written agreement with you.  For purposes of this Agreement, “Good Reason Process” shall mean that (a) you notify the Company and the Board in writing of the occurrence of the alleged Good Reason condition within thirty (30) days of you becoming aware of the occurrence of such condition; (b) the Company shall have a period of not less than thirty (30) days following such notice (the “Cure Period”) to remedy the alleged condition, during which time you cooperate in good faith with the Company’s efforts to remedy the condition; (c) the alleged Good Reason condition is not remedied during the Cure Period; and (d) you terminate your employment within sixty (60) days after the end of the Cure Period.  If the Company cures the alleged Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

7.Covenants.

(a)Non-Competition.  So long as you are employed by the Company under this Agreement and for the six (6)-month period following the termination of your employment with the Company for any reason (the “Restricted Period”), you agree that you will not, directly or indirectly, without the prior written consent of the Company, engage in Competition with the Novocure Group.  “Competition” means participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any other capacity whatsoever in any business or in the development of any business if (A) such business competes or would compete with the Novocure Group and (B) your activities related to such business would create the opportunity for you to use confidential and proprietary information of the Novocure Group in connection with any other product being developed, manufactured, supplied or sold by any such business or business under development that competes with or upon introduction of a product would compete with the TTF therapy of the Novocure Group.  For the avoidance of doubt and by way of example, the foregoing restrictions would not preclude you from being employed by a pharmaceutical company during the restricted period to the extent that your activities at such pharmaceutical company would not be directly related to the development, marketing or sale of products that are directly competitive with the TTF therapy.  Notwithstanding the foregoing, nothing contained in this Section 7(a) shall prohibit you from (i) investing, as a passive investor, in any publicly held company provided that your beneficial ownership of any class of such publicly held company’s securities does not exceed one percent (1%) of the outstanding securities of such class, or (ii) with the consent of the Board, entering the employ of any academic institution or governmental or regulatory

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instrumentality of any country or any domestic or foreign state, county, city or political subdivision.

(b)Confidentiality.  You agree that you will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person or entity, other than in the course of your assigned duties hereunder and for the benefit of the Novocure Group, either while you are employed by the Company hereunder or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Novocure Group whether the foregoing will have been obtained by you during your employment hereunder or otherwise.  The foregoing will not apply to information that (i) was known to the public prior to its disclosure to you; (ii) becomes generally known to the public or in the industry subsequent to disclosure to you through no wrongful act by you or any of your representatives; or (iii) you are required to disclose by applicable law, regulation or legal process (provided, that you provide the Company with prior notice of the contemplated disclosure and cooperate with the Company in seeking a protective order or other appropriate protection of such information).

(c)Non-Solicitation of Customers.  You agree that during the Restricted Period, you will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, customers of the Novocure Group to purchase goods or services then sold by the Novocure Group from any other person or entity.

(d)Non-Solicitation of Suppliers.  You agree that during the Restricted Period, you will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, the Novocure Group’s suppliers to provide goods or services then provided to the Novocure Group to any other person or entity in competition with the Novocure Group.

(e)Non-Solicitation of Employees.  You recognize that you will possess confidential information about other employees of the Novocure Group relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Novocure Group.  You recognize that the information you possess and will possess about these other employees is not generally known, is of substantial value to the Novocure Group in developing its business and in securing and retaining customers, and has been and will be acquired by you because of your business position with the Novocure Group.  You agree that, during the Restricted Period, you will not (x) directly or indirectly, individually or on behalf of any other person or entity solicit or recruit any employee of the Novocure Group to leave such employment for the purpose of being employed by, or rendering services to, you or any person or entity unaffiliated with the Novocure Group, or (y) convey any such confidential information or trade secrets about other employees of the Novocure Group to any person or entity other than in the course of your assigned duties hereunder and for the benefit of the Novocure Group.

(f)Non-Disparagement.  You agree that you will not, nor will you induce others to, disparage the Novocure Group or any of their past or present officers, directors, employees or products.  “Disparage” will mean making comments or statements to the press, the

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Novocure Group’s employees or any individual or entity with whom the Novocure Group has a business relationship that would adversely affect in any manner:  (i) the conduct of the business of the Novocure Group (including, without limitation, any products or business plans or prospects); or (ii) the business reputation of the Novocure Group, or any of its products, or its past or present officers, directors, employees, stockholders and affiliates.

(g)Inventions.

(1)You acknowledge and agree that all trade secrets, works, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, data, programs, knowhow, designs, techniques, ideas, methods, inventions, discoveries, improvements, work products or developments or other works of authorship (“Inventions”), whether patentable or unpatentable, (x) that relate to your work with the Company or any other member of the Novocure Group, made, developed or conceived by you, solely or jointly with others or with the use of any of the Company’s equipment, supplies, facilities or trade secrets or (y) suggested by any work that you perform in connection with the Company, either while performing your duties with the Company or on your own time, but only insofar as the Inventions are related to your work as an employee of the Company, will belong exclusively to the Company (or its designee and assigns, including without limitation the Parent), whether or not patent applications are filed thereon.  You will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company.  The Records will be the sole and exclusive property of the Company, and you will surrender them upon the termination of your employment, or upon the Company’s request.  You do hereby assign to the Company (and its designees and assigns) the Inventions, including all rights in and to patents and other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the term of this Agreement, together with the right to file, in your name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”).  You will, at any time during and subsequent to the term of this Agreement, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions and the underlying intellectual property.  You will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions and the underlying intellectual property for its benefit, all without additional compensation to you from the Company, but entirely at the Company’s expense.

(2)In addition, the Inventions will be deemed “work made for hire,” as such term is defined under the copyright law of the United States, on behalf of the Company and you agree that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations or compensation to you.  If the Inventions, or any portion thereof, are deemed not to be “work made for hire,” you

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hereby irrevocably convey, transfer, assign and deliver to the Company, all rights, titles and interests in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions and the underlying intellectual property, including without limitation, (A) all of your rights, titles and interests in the copyrights (and all renewals, revivals and extensions thereof) related to the Inventions and the underlying intellectual property; (B) all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and the underlying intellectual property; and (C) all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including without limitation the right to receive all proceeds and damages therefrom.  In addition, you hereby waive any so-called “moral rights” with respect to the Inventions.  You hereby waive any and all currently existing and future monetary rights in and to the Inventions and all patents and other intellectual property rights that may issue thereon, including, without limitation, any rights that would otherwise accrue to your benefit by virtue of you being an employee of or other service provider to the Company.

(3)To the extent that you are unable to assign any of your right, title or interest in any Invention under applicable law, for any such Invention and the underlying intellectual property rights, you hereby grant to the Company an exclusive, irrevocable, perpetual, transferable, worldwide, fully paid license to such Invention and the underlying intellectual property, with the right to sublicense, use, modify, create derivative works and otherwise fully exploit such Invention and the underlying intellectual property, to assign this license and to exercise all rights and incidents of ownership of the Invention.

(4)To the extent that any of the Inventions are derived by, or require use by the Company of, any works, Inventions, or other intellectual property rights that you own, which are not assigned hereby, you hereby grant to the Company an irrevocable, perpetual, transferable, worldwide, non-exclusive, royalty free license, with the right to sublicense, use, modify and create derivative works using such works, Inventions or other intellectual property rights, but only to the extent necessary to permit the Company to fully realize their ownership rights in the Inventions.

(h)Cooperation.  Upon the receipt of notice from the Company (including outside counsel), you agree that while employed by the Company or any member of the Novocure Group and thereafter, you will respond and provide information with regard to matters in which you have knowledge as a result of your employment with the Company, and will provide reasonable assistance to the Novocure Group and its representatives in defense of any claims that may be made against the Novocure Group, and will assist the Novocure Group in the prosecution of any claims that may be made by the Novocure Group, to the extent that such claims may relate to the period of your employment with the Company (or any predecessor).  You agree to promptly inform the Company if you become aware of any lawsuits involving such claims that may be filed or threatened against the Novocure Group.  You also agree to promptly

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inform the Company (to the extent you are legally permitted to do so) if you are asked to assist in any investigation of the Novocure Group (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Novocure Group with respect to such investigation, and will not do so unless legally required.

(i)Return of Property.  On the date of the termination of your employment with the Company for any reason (or at any time prior thereto at the Company’s request), you will return all property belonging to the Novocure Group (including, but not limited to, any Novocure Group provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Novocure Group).

(j)Injunctive Relief.  It is further expressly agreed that the Company will or would suffer irreparable injury if you were to violate the provisions of this Section 7 and that the Novocure Group would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction and you further consent and stipulate to the entry of such injunctive relief in such court prohibiting you from violating the provisions of this Section 7.

(k)Survival of Provisions.  The obligations contained in this Section 7 will survive the termination of your employment with the Company and will be fully enforceable thereafter.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 7 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

8.Representation.  You represent and warrant that your execution and delivery of this Agreement and your performing the contemplated services does not and will not conflict with or result in any breach or default under any agreement, contract or arrangement which you are a party to or violate any other legal restriction.

9.Assignment.  Notwithstanding anything else herein, this Agreement is personal to you and neither the Agreement nor any rights hereunder may be assigned by you.  The Company may assign the Agreement to an affiliate or to any acquiror of all or substantially all of the assets of the Company.  This Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.

10.Arbitration.  You agree that all disputes and controversies arising under or in connection with this Agreement, other than seeking injunctive or other equitable relief under Section 7(j), will be settled by arbitration conducted before one (1) arbitrator mutually agreed to by the Company and you, sitting in New York, New York or such other location agreed to by you and the Company, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect; provided, however, that if the Company and you are unable to agree on a single arbitrator within 30 days of the demand by another party for arbitration, an arbitrator will be designated by the New York Office of the

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American Arbitration Association.  The determination of the arbitrator will be final and binding on you and the Novocure Group.  Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.  Each party will bear their own expenses of such arbitration.

11.Taxes.

(a)Withholding Taxes.  The Company may withhold from any and all amounts payable to you such federal, state and local taxes as may be required to be withheld pursuant to any applicable laws or regulations.

(b)Parachute Payments.

(1)Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that receipt of all payments or distributions by the Company or its affiliates in the nature of compensation to or for your benefit, whether paid or payable pursuant to this Agreement or otherwise, would subject you to the excise tax under Section 4999 of the Code, the amount of “parachute payments” (within the meaning of Section 280G of the Code) paid or payable pursuant to this Agreement (the “Agreement Payments”) shall be reduced to the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code (the “Reduced Amount”) only if it is determined that you would be better-off, on a net after-tax basis, if the Agreement Payments were reduced to the Reduced Amount.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order:  Section 6(b) and Section 5(b).  All determinations required to be made under this Section 11(b) shall be made by the Company’s accounting firm (the “Accounting Firm”), and all fees and expenses of the Accounting firm shall be borne solely by the Company.  The Accounting Firm shall provided detailed supporting calculations to both the Company and to you, and absent manifest error, shall be binding upon the Company and you.

(2)Notwithstanding the foregoing and provided that no securities of the Company, any member of its affiliated group (within the meaning of Section 1504 of the Code) and any entity possessing a direct or indirect ownership interest in the Company which interest constitutes more than 1/3 of such entity’s gross fair market value (as described in Treasury Regulation Section 1.280G-1, Q&A 6) are then publicly traded, to the extent that any payments and/or benefits provided to you by the Company or any of its subsidiaries, affiliates or related entities, will constitute an “excess parachute payment” (as that term is defined in Section 280G(b)(l) of the Code and related regulations) without regard to the application of Section 11(b)(1), the Company agrees to submit such payments and/or benefits as to which you waive your rights to the extent necessary to cause any such payment or benefit to not constitute an “excess parachute payment” within the meaning of Section 280G(b)(l) of the Code for approval by the holders of more than 75% of the voting power of the outstanding equity securities of the Company in a manner intended to comply with Section 280G(b)(5)(B) of the Code and

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regulations thereunder.  You acknowledge that to the extent any such payment and/or benefits are submitted to the Company’s equity holders for approval pursuant to the preceding sentence, the Company’s equity holders have no obligation to approve such payments and/or benefits (or portions thereof) and that if such approval is not timely obtained in a manner that satisfies Section 280G(b)(5)(B) of the Code and regulations thereunder, such payments or benefits (to the extent necessary to avoid the Company’s loss of deduction pursuant to Section 280G of the Code) shall not be paid.

(c)Code Section 409A.

(1)The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom.  For purposes of Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(2)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified herein as subject to this Section or is otherwise considered “deferred compensation” under Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and is due upon your separation from service, such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service,” and (B) the date of your death (the “Delay Period”) and this Agreement and each such plan, program, payroll practice or equity grant shall hereby be deemed amended accordingly.  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 11(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

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(3)All expenses or other reimbursements paid pursuant to Sections 5(b) or 5(d) hereof or otherwise hereunder that are taxable income to you shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense or pays such related tax.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.  Any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which you remit the related taxes, and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed.

12.Indemnification.  In addition to any rights to indemnification to which you may be entitled under the Company’s certificate of incorporation and bylaws, the Company shall indemnify you at all times during and after your employment terminates for any reason to the maximum extent permitted under state law, including its provisions regarding advancement of costs and attorneys’ fees, in connection with any action, suit, investigation or proceeding based in whole or in part upon your actions, inaction, or status as an employee, officer, or director of Company, except to the extent it is finally determined by a court of competent jurisdiction that you are either not entitled to indemnification hereunder or otherwise or that any such action or inaction by you that gave rise to any such action, suit, investigation or proceeding arose out of your own gross negligence, willful misconduct or fraud.  The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and you shall be covered under such insurance to the same extent as any other senior executives of the Company.

13.Governing Law.  This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of New York, without reference to rules relating to conflicts of laws.

14.Entire Agreement; Amendments.  This Agreement and the agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supersede in their entirety any and all prior agreements, understandings or representations

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relating to the subject matter hereof.  No amendments, alterations or modifications of this Agreement will be valid unless made in writing and signed by the parties hereto.

15.Section Headings.  The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.

16.Severability; Waiver.  The provisions of this Agreement will be deemed severable and the invalidity of unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.  No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

17.Counterparts.  This Agreement may be executed in several counterparts (including via facsimile), each of which will be deemed to be an original but all of which together will constitute one and the same instruments.

18.Notices.  All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, charges prepaid.  Notices also may be given by facsimile or electronically via PDF and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in the manner provided in the preceding sentence.  Notice to you shall be sent to your most recent address on file with the Company.  Notice to the Company shall be sent to its address set forth on the first page hereto.  Either party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other party in accordance with this Section 18, provided, however, that any such change of address notice shall not be effective unless and until received.

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Mr. Ambrogi
December 30, 2010

We hope that you find the foregoing terms and conditions acceptable.  You may indicate your agreement with the terms and conditions set forth in this Agreement by signing the enclosed duplicate original of this Agreement and returning it to me.

We look forward to your employment with the Company.

Very truly yours,

STANDEN USA, INC.

By:  /s/ Asaf Danziger
Name:  Asaf Danziger
Title:  CEO

Accepted and Agreed:

/s/ Michael J. Ambrogi
Michael J. Ambrogi
Dated:  12/30/2010

Mr. Ambrogi
December 30, 2010

Exhibit A

RELEASE AGREEMENT

This RELEASE AGREEMENT (“Agreement”) made this 30th day of December, 2010 (the “Effective Date”), between Standen USA Inc. (including its successors and assigns, the “Company”), and Michael J. Ambrogi (the “Executive”).

1.Release.

a.In consideration of the amounts to be paid by the Company pursuant to the employment letter agreement, dated as of December 30, 2010 (the “Employment Agreement”).  Executive, on behalf of himself and his heirs, executors, devisees, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company and its parent company, subsidiaries and affiliates, together with each of their current and former principals, officers, directors, shareholders, agents, representatives and employees, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter or cause whatsoever arising from the beginning of time to the time he signs this Agreement (the “General Release”).  This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Executive may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment relationship, or the termination of his employment, with the Company.

b.For the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive or his heirs, executors, devisees, successors and assigns may have and which Executive does not now know or suspect to exist in his favor against the Releasees, from the beginning of time until the time he signs this Agreement, and this Agreement extinguishes those claims.

c.In consideration of the promises of the Company set forth in the Employment Agreement, Executive hereby releases and discharges the Releasees from any and all Claims that Executive may have against the Releasees arising under the Age Discrimination Employment Act of 1967, as amended, and the applicable rules and regulations promulgated

Mr. Ambrogi
December 30, 2010

thereunder (“ADEA”).  Executive acknowledges that he understands that the ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans.  Executive also understands that, by signing this Agreement, he is waiving all Claims against any and all of the Releasees.

d.Except as provided in Section 7 of the Employment Agreement, Executive acknowledges and agrees that the Company has fully satisfied any and all obligations owed to him arising out of his employment with or termination from the Company, and no further sums or benefits are owed to him by the Company or by any of the other Releasees at any time.

2.Consultation with Attorney; Voluntary Agreement.  The Company advises Executive to consult with an attorney of his choosing prior to signing this Agreement.  Executive understands and agrees that he has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 1 above, with an attorney.  Executive also understands and agrees that he is under no obligation to consent to the General Release set forth in Section 1 above.  Executive acknowledges and agrees that the payments to be made to Executive pursuant to the Employment Agreement are sufficient consideration to require him to abide with his obligations under this Agreement, including but not limited to the General Release set forth in Section 1.  Executive represents that he has read this Agreement, including the General Release set forth in Section 1, and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion.

3.Effective Date; Revocation.  Executive acknowledges and represents that he has been given twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 1 above.  Executive further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it.  Executive acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period.  If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following his execution of this Agreement.

4.Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.

5.Governing Law.  This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of New York, without reference to rules relating to conflicts of laws.

6.Entire Agreement.  This Agreement, the Employment Agreement and the other agreements referred to in the Employment Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.  Executive

Mr. Ambrogi
December 30, 2010

acknowledges and agrees that he is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Agreement.

7.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

STANDEN USA, INC.

By: /s/ Asaf Danziger	Date: 12/30/2010 Name: Asaf Danziger Title:

EXECUTIVE

By: /s/ Michael J. Ambrogi	Date: 12/30/2010 Name: Michael J. Ambrogi